Exhibit 10.1
FOURTH AMENDED AND RESTATED
EMPLOYMENT AGREEMENT OF
STEVEN R. MUMMA
This FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 23rd day of December, 2021, to be effective as of January 1, 2022 (the “Effective Date”), between New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), and Steven R. Mumma (the “Executive”). Upon the Effective Date, this Agreement shall amend, restate and supersede in all respects that certain Third Amended and Restated Employment Agreement, dated as of April 19, 2018, by and between the Company and the Executive (the “Existing Agreement”). Each of the Company and the Executive are referred to herein as a “Party” and they are collectively referred to herein as the “Parties.”
The Executive is presently employed as the Chief Executive Officer of the Company and will be transitioning his duties in connection with the Company’s appointment of a new Chief Executive Officer (the “Successor CEO”), effective as of the Effective Date.
The Parties intend, as of the Effective Date, for the Executive to no longer serve as Chief Executive Officer and to instead be employed in the capacity of Executive Chairman, pursuant to the terms set forth in this Agreement.
In order to effect the foregoing, the Company and the Executive wish to amend and restate the Executive’s employment agreement with the Company, as of the Effective Date, on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:
1.    Employment. As of the Effective Date, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.
2.    Term. The Term of the Executive’s employment hereunder will commence on the Effective Date and end on December 31, 2022 (the “Expiration Date”), unless further extended by written agreement of the Parties or sooner terminated as hereinafter provided. “Term” shall mean the period from the Effective Date through the first to occur of the Expiration Date (unless the Term is extended pursuant to a written agreement of the Parties) or the Date of Termination in the event this Agreement is sooner terminated pursuant to Section 6.
3.    Position and Material Duties. During the Term, the Executive shall serve as the Executive Chairman of the Company and shall have such responsibilities, duties and authority as may from time to time be assigned to the Executive by the Board of Directors of the Company (the “Board”) that are consistent with such responsibilities, duties and authority. In that capacity, the Executive shall be responsible for (a) overseeing corporate, investment, risk management, and capital management strategies of the Company (b) diligently assisting the Successor CEO in the Successor CEO’s assumption of duties and responsibilities as Chief Executive Officer of the Company, and (c) working collaboratively with the Successor CEO with respect to the foregoing and ongoing matters (collectively hereinafter, “Material Duties”). The Executive shall devote substantially all his working time and professional efforts to the business and affairs of the Company; provided, that nothing in this Agreement shall preclude Executive from serving as a director or trustee in any other firm or from pursuing personal real estate investments and other personal investments, as long as such activities do not interfere with Executive’s performance of his duties hereunder. For the avoidance of doubt, this Section 3 shall not require Executive to work from Company offices on a full-time basis or require Executive to work on a full-time basis so long as Executive is otherwise able to perform the Material Duties.

4.    Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive offices of the Company in New York, New York, except for required travel on the Company’s business to an extent substantially consistent with present business travel obligations.
5.    Compensation and Related Matters.
(a)    Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. The Executive’s Base Salary shall be at the annualized rate of $600,000.
(b)    Short-Term Incentive Awards. The Executive shall be eligible to participate in the Company’s annual incentive plan adopted by the Compensation Committee of the Board (the “Compensation Committee”) for each fiscal year (including any partial year) during the Term of this Agreement (“Bonus Plan”). The Compensation Committee will adopt a Bonus Plan for each fiscal year during the Term by no later than March 31 of that fiscal year. If the Executive or the Company, as the case may be, satisfies the performance criteria contained in such Bonus Plan for a fiscal year, the Executive shall receive an annual Incentive Bonus (as defined below) in an amount pursuant to such Bonus Plan or as determined by the Compensation Committee, as applicable, and subject to ratification by the Board, if required. The Bonus Plan shall contain both individual and corporate performance goals for each fiscal year established by the Compensation Committee. If the Executive or the Company, as the case may be, fails to satisfy the performance criteria contained in such Bonus Plan for a fiscal year, the Compensation Committee may determine whether any Incentive Bonus shall be payable to the Executive for that year, subject to ratification by the Board, if required. The annual Incentive Bonus (if any) shall be payable in cash and restricted shares of Company common stock (“Restricted Stock”), in each case, paid or granted to the Executive no later than March 14 of the year immediately following the year for which the applicable Bonus Plan was adopted so long as the Executive remains continuously employed by the Company through the Expiration Date. Any Restricted Stock granted to the Executive shall be subject to time-based vesting conditions over a period not to exceed three years, and shall not require that the Executive remain continuously employed by the Company on each vesting date. If the Compensation Committee does not adopt a Bonus Plan for a particular fiscal year, the Executive will be entitled to receive an Incentive Bonus for that year in an amount, if any, that is determined by the Compensation Committee in its discretion.
(i)    Definition of Incentive Bonus. For purposes of this Agreement, the term “Incentive Bonus” shall mean any annual incentive bonus payable pursuant to Section 5(b). Failure by the Executive to satisfy the performance criteria in the Bonus Plan does not constitute a failure by the Executive to “perform his Material Duties” as provided in paragraph 6(c)(iii).

(c)    Long-Term Incentive Awards. The Company has established the 2010 Stock Incentive Plan and the 2017 Equity Incentive Plan (collectively, the “Stock Incentive Plan”). On or after the Effective Date, unless otherwise determined by the Compensation Committee, the Executive shall not be eligible to receive any new equity-based awards under the Stock Incentive Plan except for awards of Restricted Stock granted in accordance with Section 5(b). Notwithstanding anything to the contrary contained in the Stock Incentive Plan or any award agreement thereunder, if the Executive’s employment hereunder terminates upon the Expiration Date because the Parties do not otherwise take action to extend the term of the Executive’s employment under this Agreement, then (i) all unvested restricted stock awards and performance share unit awards granted under the Stock Incentive Plan that are held by the Executive as of immediately prior to the Expiration Date shall remain outstanding and the Executive shall continue to vest on the original vesting dates applicable to such awards without regard to any requirement that the Executive remain continuously employed by the Company on each vesting date except that, with respect to each performance share unit award, the extent to which such award shall vest and become earned shall remain subject to the satisfaction of the applicable performance metrics calculated through the end of the applicable performance period, and (ii) any unvested restricted stock units held by the Executive as of immediately prior to the Expiration Date that would have vested on January 1, 2023 shall immediately vest on the Expiration Date and all remaining unvested restricted stock units that have not vested as of the Expiration Date after giving effect to the foregoing shall be forfeited by the Executive on the Expiration Date.
(d)    Benefits.
(i)    Vacation. The Executive shall be entitled to up to four (4) weeks of paid vacation per full calendar year during the Term, which vacation shall accrue and be taken in accordance with the Company’s vacation policies in effect from time to time. The Executive shall not be entitled to carry over any unused vacation time from year to year.
(ii)    Sick and Personal Days. The Executive shall be entitled to sick and personal days in accordance with the policies of the Company as in effect from time to time.
(iii)    Employee Benefits.
(A)    Participation in Employee Benefit Plans. Subject to the terms of any applicable plans, policies or programs, the Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other executives of the Company.
(B)    Annual Physical. If the Executive desires an annual physical examination, the Company shall provide, at its cost, a medical examination for the Executive on an annual basis by a licensed physician in the New York, New York metropolitan area selected by the Executive. The results of the examination and any medical information or records regarding the examination will be provided by the physician to the executive, and not to the Company.

(C)    Directors and Officers Insurance. During the Term and for a period of 24 months thereafter, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer and director of the Company on a basis no less favorable to him than the coverage provided to current officers and directors.
(iv)    Expenses, Office and Systems Support. The Executive shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that applicable to other executives of the Company, including, without limitation, telephone, reasonable travel and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, upon the presentation by the Executive of appropriate documentation. The Executive shall also be entitled to appropriate office space, systems support and other critical services necessary for the performance of the Executive’s duties.
6.    Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:
(a)    Death. The Executive’s employment hereunder shall terminate upon his death.
(b)    Disability. If, in the written opinion of a qualified physician reasonably agreed to by the Company and the Executive, the Executive shall become unable to perform his duties hereunder due to Disability, the Company may terminate the Executive’s employment hereunder. As used in this Agreement, the term “Disability” shall mean inability of the Executive, due to physical or mental condition, to perform the essential functions of the Executive’s job, after consideration of the availability of reasonable accommodations, for more than 180 total calendar days during any period of 12 consecutive months.

(c)    For Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon a determination by at least a majority of the members of the Board (other than Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive of such meeting, the purpose thereof and the particulars of the basis for such meeting and the Executive is given an opportunity to be heard before the Board) that Executive (i) has committed fraud or misappropriated, stolen or embezzled funds or property from the Company or an affiliate of the Company or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Company or any affiliate of the Company, (ii) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony which in the reasonable opinion of the Board brings Executive into disrepute or is likely to cause material harm to the Company’s (or any affiliate of the Company) business, financial condition or prospects, (iii) has, notwithstanding not less than 30 days’ prior written notice from the Board, failed to perform (other than by reason of illness or temporary disability) his Material Duties hereunder and has failed to cure same within such 30 days of Executive’s receipt of said written notice, (iv) has violated or breached any material law or regulation to the material detriment of the Company or any affiliates of the Company or its business, or (v) has breached any of his duties or obligations under this Agreement where such breach causes or is reasonably likely to cause material harm to the Company. Any notice of termination delivered by the Company to Executive that purports to notify Executive of a termination for Cause, but where the Company has not otherwise followed the procedures set forth in the definition of “Cause” above, shall be deemed to constitute a notice of termination without Cause pursuant to Section 6(d) hereof. Neither a notice from the Company to Executive that a meeting of the Board has been scheduled to determine whether grounds for a termination for “Cause” exist, nor the holding of such a meeting, shall itself be construed as a notice of termination for such purpose.
(d)    Without Cause. The Company may at any time terminate the Executive’s employment hereunder without Cause.
(e)    Termination by the Executive.
(i)    The Executive may terminate his employment hereunder (A) for Good Reason by giving the Company a Notice of Termination within ninety (90) days of the initial existence of the condition giving rise to the Executive’s termination of employment for Good Reason or (B) other than for Good Reason by giving the Company a Notice of Termination at least thirty (30) days prior to the Date of Termination.
(ii)    For purposes of this Agreement, “Good Reason” shall mean (A) a failure by the Company or its successors or assigns to comply with any material provision of this Agreement which has not been cured within thirty (30) days after a Notice of Termination has been given by the Executive to the Company, (B) the assignment to the Executive of any Material Duties inconsistent with the Executive’s position with the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities without the consent of the Executive, (C) without the consent of the Executive, a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of the Company, (D) without the consent of the Executive, relocation of the Company’s principal place of business outside of the Borough of Manhattan in the City of New York, or (E) any failure by the Company to pay the Executive Base Salary or any Incentive Bonus to which he is entitled under a Bonus Plan.

(f)    Any termination of the Executive’s employment by the Company or its successors or assigns or by the Executive (other than termination pursuant to subsection (a) or (b) of this Section 6) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Executive’s termination of employment is for Good Reason, set forth the condition giving rise to the Executive’s termination of employment for Good Reason.
(g)    “Date of Termination” shall mean, at any time during the Term, (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to subsection (b) above, the date as of which the physician’s written opinion is received by the Company, (iii) if the Executive’s employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, (iv) if the Executive’s termination of employment is for Good Reason, the date identified in a written notice from the Executive to the Company, so long as such date is following the end of the Company’s thirty (30) day cure period described in Section 6(e)(ii) and within the 90-day period required by Section 6(e)(i), and (v) if the Executive’s employment is terminated for any other reason, the date that is thirty (30) days following the date on which a Notice of Termination is given.
7.    Compensation Upon Termination, Death or During Disability.
(a)    Death. If the Executive’s employment is terminated by his death, the Company shall, subject to Section 7(f) below, within thirty (30) days following the date of the Executive’s death, pay to the Executive’s designated beneficiary(ies) an amount equal to the Executive’s annual Base Salary for the year in which the termination took place, and an amount equal to the Executive’s target Bonus for the year in which the termination took place. The Company shall also provide any other amounts to which the Executive is entitled pursuant to death benefit plans, programs and policies. In addition, all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the satisfaction of applicable performance metrics calculated through the end of the applicable performance period. The Company shall continue benefits for surviving spouse or other dependents covered under the Executive’s health insurance policy as of the date of Executive’s death for a period of 18 months after the termination date.

(b)    Disability. During any period that the Executive fails to perform his duties hereunder as a result of his incapacity due to a physical or mental condition (“disability period”), the Executive shall continue to receive his full Base Salary at the rate then in effect for such disability period (and shall not be eligible for payments under the disability plans, programs and policies maintained by the Company or in connection with employment by the Company (“Disability Plans”)) until his employment is terminated pursuant to Section 6(b) hereof, and upon such termination, the Executive shall, within thirty (30) days of such termination, be entitled to all amounts to which the Executive is entitled pursuant to the Disability Plans. The Executive’s rights under any long-term Disability Plan shall be determined in accordance with the provisions of such plan. Subject to Section 7(f) below, the Company shall also pay the full cost for the Executive to participate in the health insurance plan in which the Executive was enrolled immediately prior to the Date of Termination for a period of eighteen (18) months following the Date of Termination, provided that the Executive’s continued participation is possible under the terms and provisions of such plans and programs. In the event that the Executive’s participation in any such plan or program is barred, the Company shall take commercially reasonable efforts to arrange to provide the Executive with health insurance plan participation substantially similar to that which the Executive would otherwise have been entitled to receive under such plan from which his continued participation is barred. In addition, upon the Executive’s termination in accordance with Section 7(b) hereof, all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the satisfaction of applicable performance metrics calculated through the end of the applicable performance period.
(c)    Cause or other than Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and reimburse the Executive for all reasonable and customary expenses incurred by the Executive in performing services hereunder prior to the Date of Termination in accordance with Section 5(d), and the Company shall have no further obligations to the Executive under this Agreement. In addition, upon the Executive’s termination in accordance with Section 7(c) hereof, all equity awards granted by the Company to the Executive that have not become vested or earned (and all rights arising from such awards and from being a holder thereof) will terminate and be forfeited by the Executive automatically without any further action by the Company; provided, however, that this forfeiture provision shall not apply to any performance share unit awards that contain a retirement provision (which shall remain outstanding and be governed by the terms of the applicable award agreement).
(d)    Termination by the Company without Cause (other than for death or Disability) or Termination by the Executive for Good Reason. If the Company or its successors or assigns shall terminate the Executive’s employment other than for death, Disability pursuant to Section 6(b), or for Cause pursuant to Section 6(c), or if the Executive shall terminate his employment for Good Reason, then the Company shall pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid and pro rata amounts to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, including without limitation, all accrued but unused vacation time, such payments to be made in a lump sum within thirty (30) days following the Date of Termination. In addition, subject to Section 7(f) below:

(i)    the Company shall pay the Executive an amount equal to the annual bonus that the Executive would have been entitled to receive under the approved Bonus Plan for the year in which the Date of Termination occurs based on actual performance for such year, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in such year and the denominator of which is the total number of days during such year, such payment to made no later than March 14 of the year immediately following the year in which the Date of Termination occurs;
(ii)    in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages to the Executive an amount equal to the product of (x)  two (2) and (y) the sum of the Executive’s Base Salary in effect at the Date of Termination and the average annual Incentive Bonus earned by the Executive during the two most recently completed fiscal years prior to the year in which the termination event occurs; such payment to be made in a lump sum within thirty (30) days following the Date of Termination. In addition, all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the satisfaction of applicable performance metrics calculated through the end of the applicable performance period; and
(iii)    the Company shall pay the full cost for the Executive to participate in the health insurance plan in which the Executive was enrolled immediately prior to the Date of Termination for a period of eighteen (18) months, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive’s participation in any such plan or program is barred, the Company shall take commercially reasonable efforts to arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plan from which his continued participation is barred.
(e)    Expiration. If the Executive’s employment hereunder terminates upon the Expiration Date because the Parties do not otherwise take action to extend the term of the Executive’s employment under this Agreement, then subject to Section 7(f) below, the Company shall pay the Executive an aggregate amount equal to the required premiums under COBRA for the Executive to continue to participate in the health insurance plan in which the Executive was enrolled immediately prior to the Expiration Date through the date that the Executive attains age 65 based on the terms of such plan and the Executive’s coverage under such plan as of immediately prior to the Expiration Date (regardless of any COBRA election actually made by the Executive or the actual COBRA coverage period under the health insurance plan), such payment to be made in a lump sum within thirty (30) days following the Expiration Date. For the avoidance of doubt, none of the payments described in Section 7(d) shall be payable if the Executive’s employment hereunder terminates upon the Expiration Date because the Parties do not otherwise take action to extend the term of the Executive’s employment under this Agreement.

(f)    The obligations of the Company to make any payments or provide any benefits (including accelerated vesting of equity-based awards) to Executive required under Section 7(a), Section 7(b) (other than amounts to which the Executive is entitled pursuant to the Disability Plans), Section 7(d)(i) through (iii), or Section 7(e) hereof shall be conditioned on the timely execution and delivery (and non-revocation in any time provided by the Company to do so) by the Executive (or, in the event of a payment pursuant to Section 7(a), an authorized representative of Executive’s estate) of a general release of claims in form and substance reasonably satisfactory to the Company, which general release of claims shall be provided to the Executive (or a representative of his estate, as applicable) no later than five (5) days following the Date of Termination.
8.    Covenants of the Executive.
(a)    General Covenants of the Executive. The Executive acknowledges that (i) the principal business of the Company is investing in mortgage-backed securities and other mortgage-related assets (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Company knows of a limited number of persons who have developed the Business; (iii) the Business is, in part, national in scope; (iv) the Executive’s work for the Company and its subsidiaries has given and will continue to give the Executive access to the confidential affairs and proprietary information of the Company and to trade secrets of the Company and its subsidiaries; (v) the covenants and agreements of the Executive contained in this Section 8 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 8.
(b)    Covenant Against Competition. The covenant against competition described in this Section 8(b) shall apply during the Term and for a period of one (1) year following the Date of Termination. During the time period described hereinabove, the Executive covenants that he shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any Competing Business (as defined below) in any state or comparable jurisdiction in which the Company conducts Business as of the Date of Termination; provided, however, that, notwithstanding the foregoing, (i) the Executive may own or participate in the ownership of any entity which he owned or managed or participated in the ownership or management of prior to the Effective Date which ownership, management or participation has been disclosed to the Company; and (ii) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System or equivalent non-U.S. securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.
For purposes of this Agreement, “Competing Business” means any real estate investment trust or other investment vehicle whose business strategy is primarily focused on investing in and managing residential mortgage-backed securities and other mortgage-related assets in any geographic region in which the Company engages in the Business.

(c)    All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive during the Term concerning the Business of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request. Notwithstanding the above, the Executive’s contacts and contact data base shall not be the Company’s property. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), and both during and after the Term the Executive shall not use any such information, knowledge or data other than for the benefit of the Company or its affiliate. After termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The agreement made in this Section 8(c) shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law or by separate agreement upon the Executive in respect of confidential information of the Company.
(d)    During the Term and for a period of one (1) year following the termination of the Executive’s employment for any reason, the Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) knowingly solicit or knowingly encourage to leave the employment or other service of the Company or any of its affiliates, any employee employed by the Company at the time of the termination thereof or knowingly hire (on behalf of the Executive or any other person or entity) any employee employed by the Company at the time of the termination who has left the employment or other service of the Company or any of its affiliates (or any predecessor of either) within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates; or (ii) whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates, relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Executive’s employment with the Company is or was a customer or client of the Company or any of its affiliates (or any predecessor of either). Notwithstanding the above, nothing shall prevent the Executive from soliciting loans, investment capital, or the provision of management services from third parties engaged in the Business if the activities of the Executive facilitated thereby do not otherwise adversely interfere with the operations of the Business.

(e)    The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 8(b), 8(c) or 8(d) (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants. The Company has the right to cease making the payments provided as part of the Severance Package in the event of a material breach of any of the Restrictive Covenants that, if capable of cure and not willful, is not cured within thirty (30) days after receipt of notice thereof from the Company.
(f)    Permitted Disclosures. Nothing in this Agreement shall prohibit or restrict the Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Executive individually from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (x) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made to the Executive’s attorney in relation to a lawsuit for retaliation against the Executive for reporting a suspected violation of law; or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires the Executive to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.
9.    Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other; provided, however, the Company may assign this Agreement to any successor to its business, including but not limited to in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation.
10.    Parachute Payments. If any amount payable to, or other benefit receivable by the Executive pursuant to this Agreement or under other agreements, plans and agreements is deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then such payments or benefits shall be reduced in accordance with, and to the extent required by, the provisions of the Stock Incentive Plan.

11.    Continued Performance. Provisions of this Agreement shall survive the end of the Term and any termination of Executive’s employment hereunder if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including, without limitation, the obligations of the Executive under the terms and conditions of Sections 8 and 9. Any obligation of the Company to make payments to or on behalf of the Executive under Section 7 is expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under Sections 8 and 9 for the time periods stated in Sections 8 and 9. The Executive recognizes that, except to the extent, if any, provided in Section 7, the Executive will earn no compensation from the Company after the Date of Termination.
12.    Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:

Steven R. Mumma
c/o New York Mortgage Trust, Inc.
90 Park Avenue, Floor 23
New York, NY 10016
If to the Company:

New York Mortgage Trust, Inc.
90 Park Avenue, Floor 23
New York, NY 10016
Attention: Compensation Committee
with a copy to:

Vinson & Elkins L.L.P.
2200 Pennsylvania Avenue NW
Suite 500 West
Washington, DC 20037
Attention: Christopher Green, Esq.
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
13.    Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.
(a)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(b)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall deemed to be in an original but all of which together will constitute one and the same instrument.
(c)    Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration conducted before a single arbitrator in New York, New York in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction with respect to any violation or threatened violation of the provisions of Section 9 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The expenses of arbitration shall be borne by the Company. This Section 13(c) is subject to, and shall be governed by, the Federal Arbitration Act, 9 U.S.C. §1, et seq. By entering into this Agreement and entering into the arbitration provisions of this Section 13(c), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL. Nothing in this Section 13(c) precludes the Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.
(d)    Executive’s Legal Expenses. In the event that the Executive institutes any proceeding to enforce his rights under, or to recover damages for breach of this Agreement, the Executive, if he is the prevailing party, shall be entitled to recover from the Company any actual expenses for attorney’s fees and disbursements incurred by him.
(e)    Indemnification. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by the laws of the State of Maryland (and the law of any other appropriate jurisdiction after any reincorporation of the Company) against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees incurred by Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer or trustee of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company to procure a judgment in its favor (or other than by or in the right of the Company); provided, however, that this indemnification provision shall not apply to any action or proceeding relating to a dispute between the Company and the Executive based on any alleged breach or violation of this Agreement.
(f)    Entire Agreement. Upon the Effective Date, this Agreement shall supersede the Existing Agreement. From and after the Effective Date, this Agreement shall set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, with respect to the subject matter hereof. Notwithstanding anything contained herein to the contrary, upon any termination of the Executive’s employment by the Company or its successors or assigns or by the Executive that occurs prior to the Effective Date, this Agreement shall be null and void ab initio and of no force or effect.
[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

NEW YORK MORTGAGE TRUST, INC.

By:	/s/ Kristine R. Nario-Eng
Name:	Kristine R. Nario-Eng
Title:	Chief Financial Officer

STEVEN R. MUMMA

/s/ Steven R. Mumma
Signature
[Signature Page to Fourth Amended and Restated Employment Agreement of Steven R. Mumma]